CIRCUIT SYSTEMS, INC.
                    FORM 10-K FOR THE YEAR ENDING
                           APRIL 30, 1999

                            Exhibit 21.1

                            Subsidiaries

  Circuit Systems of Tennessee, L.P., a Tennessee limited partnership

  Circuit Systems of Tennessee, Inc., a Tennessee corporation

  SVPC Circuit Systems, Inc., a California corporation

  Circuit Systems Foreign Sales Corp., a U.S. Virgin Islands corporation